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September 23, 1999



Credit Suisse Asset Management
Strategic Global Income Fund, Inc.
One Citicorp Center
153 East 53rd Street
57th Floor
New York, NY  10022

Ladies and Gentlemen,

We have acted as counsel to Credit Suisse Asset Management Strategic Global Income Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the issuance of up to 3,522,559 shares, consisting of 2,818,047 shares to be issued under the Primary Subscription (the "Primary Subscription Shares") and up to 704,512 shares to be issued pursuant to the Over-Subscription Privilege (the "Additional Shares") of its common stock, par value $.001 per share (the "Common Stock"), pursuant to the exercise of rights (the "Rights") to purchase Common Stock to be distributed to shareholders of the Fund (the "Offer") in accordance with the Fund's Registration Statement on Form N-2 (File Nos. 333-84153 and 811-5458) under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the "Registration Statement").

We have examined copies of the Articles of Incorporation and By-Laws of the Fund, as amended, the Registration Statement, resolutions adopted by the Fund's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion, including certification of the initial directors of the Fund. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others. We have further assumed that if the Fund decides to extend the Offer, that extension will have been


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Credit Suisse Asset Management
Strategic Global Income Fund, Inc.
September 23, 1999
Page 2


duly authorized by the Board of Directors pursuant to the authority that has heretofore been delegated to it by the Board of Directors. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP that is attached to this opinion.

Based upon the foregoing, we are of the opinion that when the Primary Subscription Shares have been issued and paid for as contemplated by the Registration Statement, the Primary Subscription Shares to be issued upon exercise of the Rights will have been validly and legally authorized and issued and will be fully paid and non-assessable. We are further of the opinion that when the Board of Directors of the Fund has taken appropriate further action to authorize the issuance of the Additional Shares, the Additional Shares to be issued upon exercise of the Rights will have been duly authorized and, upon such exercise, when the Additional Shares have been issued and paid for as contemplated by the Registration Statement, the Additional Shares will have been validly and legally authorized and issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher

Willkie Farr & Gallagher